UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

AFH ACQUISITION X, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
269 S. Beverly Drive, Ste #1600, Beverly Hills, CA		90212
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (310) 475-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

US_ACTIVE-117943622

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2014, Amir Farrokh Heshmatpour, the  sole director, president, chief financial officer and secretary of  AFH Acquisition X, Inc. (the “Company”)  notified the Company of his resignation from all positions with the Company, including from its board, effective as of August 6, 2014. Mr. Heshmatpour’s decision to resign did not involve any disagreement with the Company or the Company’s management. The Company accepted Mr. Heshmatpour’s resignation on August 6, 2014.

On August 6, 2014, the Company appointed Don Hankey, age 71, to fill the vacancy created by the departure of Mr. Heshmatpour and to serve as sole director, chief financial officer, president and secretary of the Company until his successor is elected and qualified.

Mr. Hankey is chairman and primary stockholder of all Hankey Investment-controlled entities, including Westlake Financial Services. Born and raised in Los Angeles, Mr. Hankey completed his BA and post-graduate work at the University of Southern California in 1965. With a keen understanding of finance, Mr. Hankey rose to vice-president of a major investment- banking firm by age 27 that would later become part of UBS Paine Webber. With a family history in the automobile business, Mr. Hankey acquired Midway Ford in 1972. With Mr. Hankey at the helm, business flourished, and during the 1980s several more dealerships, including Toyota of North Hollywood, were added to the Hankey portfolio.

On August 6, 2014, as compensation for his services to the Company, Mr. Hankey received 450,000 shares of Company common stock, which were transferred to Hankey Investment Company, L.P., a company controlled by Don Hankey, by the Company’s sole shareholder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFH ACQUISITION X, INC.

By:	/s/ Amir F. Heshmatpour
Name: Amir F. Heshmatpour Title: President, Secretary and Sole Director

Date: August 6, 2014

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